EXHIBIT 10.1

REVOLVING CREDIT

AGREEMENT

DATED as of June 30, 2004

among

WEIDER NUTRITION GROUP, INC.,

THE FINANCIAL INSTITUTIONS LISTED

ON SCHEDULE 1 HERETO

and

KEYBANK NATIONAL ASSOCIATION

in its capacity as Agent

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION.

	1. 1.	Definitions.
	1. 2.	Rules of Interpretation.

2.	THE REVOLVING CREDIT FACILITY.

	2. 1.	Commitment to Lend.
	2. 2.	Fees.
	2. 3.	Reduction of Total Revolving Credit Commitment.
	2. 4.	Increase of Total Revolving Credit Commitment.
	2. 5.	The Revolving Credit Note.
	2. 6.	Interest on Revolving Credit Loans.
	2. 7.	Requests for Revolving Credit Loans.
	2. 8.	Conversion Options.
	2. 9.	Funds for Revolving Credit Loan.
	2. 10.	Repayment of the Revolving Credit Loans.
	2. 11.	Borrowing Base.

3.	[INTENTIONALLY OMITTED]

4.	LETTERS OF CREDIT.

	4. 1.	Letter of Credit Commitments.
	4. 2.	Reimbursement Obligations of the Borrower.
	4. 3.	Letter of Credit Payments.
	4. 4.	Obligations Absolute.
	4. 5.	Reliance by Issuer.
	4. 6.	Letter of Credit Fee.

5.	CERTAIN GENERAL PROVISIONS.

	5. 1.	Funds for Payments.
	5. 2.	Computations.
	5. 3.	Inability to Determine LIBOR Rate.
	5. 4.	Illegality.
	5. 5.	Additional Costs, etc.
	5. 6.	Capital Adequacy.
	5. 7.	Certificate.
	5. 8.	Indemnity.
	5. 9.	Interest After Default.
	5. 10.	Maximum Lawful Rate.

6.	COLLATERAL SECURITY AND GUARANTIES.

	6. 1.	Guaranty and Security of Guarantor.
	6. 2.	Additional Security of Borrower.

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7.	REPRESENTATIONS AND WARRANTIES.

	7. 1.	Corporate Authority.
	7. 2.	Governmental Approvals.
	7. 3.	Title to Properties; Leases.
	7. 4.	Financial Statements; Solvency.
	7. 5.	No Material Changes, etc.
	7. 6.	Franchises, Patents, Copyrights, etc.
	7. 7.	Litigation.
	7. 8.	No Materially Adverse Contracts.
	7. 9.	Compliance with Other Instruments, Laws, etc.
	7. 10.	Tax Status.
	7. 11.	Holding Company and Investment Company Acts.
	7. 12.	[Intentionally Omitted].
	7. 13.	Perfection of Security Interest.
	7. 14.	Certain Transactions.
	7. 15.	Employee Benefit Plans.
	7. 16.	Tax Shelter Regulation.
	7. 17.	Environmental Compliance.
	7. 18.	Subsidiaries, etc.
	7. 19.	Bank Accounts.
	7. 20.	Disclosure.

8.	AFFIRMATIVE COVENANTS OF THE BORROWER.

	8. 1.	Punctual Payment.
	8. 2.	Maintenance of Office.
	8. 3.	Records and Accounts.
	8. 4.	Financial Statements, Certificates and Information.
	8. 5.	Notices.
	8. 6.	Corporate Existence; Maintenance of Properties.
	8. 7.	Insurance.
	8. 8.	Taxes.
	8. 9.	Inspection of Properties and Books, etc.
	8. 10.	Compliance with Laws, Contracts, Licenses, and Permits.
	8. 11.	Employee Benefit Plans.
	8. 12.	Use of Proceeds.
	8. 13.	Additional Collateral.
	8. 14.	Further Assurances.

9.	CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

	9. 1.	Restrictions on Indebtedness.
	9. 2.	Restrictions on Liens.
	9. 3.	Restrictions on Investments.
	9. 4.	Distributions.
	9. 5.	Merger, Consolidation and Disposition of Assets.
	9. 6.	Sale and Leaseback.
	9. 7.	Compliance with Environmental Laws.
	9. 8.	Employee Benefit Plans.
	9. 9.	Bank Accounts.

10.	FINANCIAL COVENANTS OF THE BORROWER.

	10. 1.	Maximum Senior Leverage Ratio.
	10. 2.	Maximum Total Leverage Ratio.
	10. 3.	Maximum Fixed Charge Coverage Ratio.
	10. 4.	Maximum Capital Expenditures.

11.	CLOSING CONDITIONS.

	11. 1.	Loan Documents.
	11. 2.	Certified Copies of Organizational Documents.
	11. 3.	Corporate Action.
	11. 4.	Incumbency Certificate.
	11. 5.	Validity of Liens.
	11. 6.	Certificates of Insurance.
	11. 7.	Financial Condition.
	11. 8.	Solvency Certificate.
	11. 9.	Opinion of Counsel.
	11. 10.	Payment of Fees.

12.	CONDITIONS TO ALL BORROWINGS.

	12. 1.	Representations True; No Event of Default.
	12. 2.	No Legal Impediment.

13.	EVENTS OF DEFAULT; ACCELERATION; ETC.

	13. 1.	Events of Default and Acceleration.
	13. 2.	Termination of Commitments.
	13. 3.	Remedies.
	13. 4.	Distribution of Collateral Proceeds.

14.	SETOFF.

15.	THE AGENT

	15. 1.	Authorization.
	15. 2.	Employees and Agents.
	15. 3.	No Liability.
	15. 4.	No Representations.
	15. 5.	Payments.
	15. 6.	Holders of Notes.
	15. 7.	Indemnity.
	15. 8.	Agent as Bank.
	15. 9.	Resignation.
	15. 10.	Notification of Defaults and Events of Default.
	15. 11.	Duties in the Case of Enforcement.

16.	EXPENSES.

17.	INDEMNIFICATION.

18.	SURVIVAL OF COVENANTS, ETC.

19.	ASSIGNMENT AND PARTICIPATION.

	19. 1.	Conditions to Assignment by Banks.
	19. 2.	Certain Representations and Warranties; Limitations; Covenants.
	19. 3.	Register.
	19. 4.	New Notes.
	19. 5.	Participations.
	19. 6.	Disclosure.
	19. 7.	Assignee or Participant Affiliated with the Borrower.
	19. 8.	Miscellaneous Assignment Provisions.
	19. 9.	Assignment by Borrower.

20.	NOTICES, ETC.

21.	GOVERNING LAW.

22.	HEADINGS.

23.	COUNTERPARTS.

24.	ENTIRE AGREEMENT, ETC.

25.	WAIVER OF JURY TRIAL.

26.	CONSENTS, AMENDMENTS, WAIVERS, ETC.

27.	SEVERABILITY.

28.	TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

	28. 1.	Sharing of Information with Section 20 Subsidiary.
	28. 2.	Confidentiality.
	28. 3.	Prior Notification.
	28. 4.	Other.

EXHIBITS AND SCHEDULES

Exhibit A	Revolving Credit Note
Exhibit B	Request for Revolving Credit Loans
Exhibit C	Compliance Certificate
Exhibit D	Borrowing Base Certificate
Exhibit E	Assignment and Acceptance

Schedule 1	Banks and Commitments
Schedule 7.3	Exceptions to Title
Schedule 7.7	Litigation
Schedule 7.14	Affiliated Transactions
Schedule 7.18	Subsidiaries
Schedule 7.19	Bank Accounts
Schedule 8.7	Insurance
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments

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REVOLVING CREDIT

AGREEMENT

This REVOLVING CREDIT AGREEMENT is made as of June 30, 2004, by and among (a) WEIDER NUTRITION GROUP, INC., a Utah corporation (the “Borrower”), (b) KEYBANK NATIONAL ASSOCIATION, a national banking association and the other financial institutions listed on Schedule 1 hereto and (c) KEYBANK NATIONAL ASSOCIATION, as agent for itself and such other financial institutions.

WHEREAS, Borrower desires to obtain a revolving line of credit from the Banks in the amount of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000) (the “Credit Facility”); and

WHEREAS, the Banks and the Agent are willing to establish the Credit Facility and make loans thereunder to Borrower upon the terms and conditions hereinafter set forth.

NOW THEREFORE, to that end and in consideration of the promises, covenants and agreements contained herein, and the mutual benefits to be derived from this Agreement, the parties agree as follows:

1.                                      DEFINITIONS AND RULES OF INTERPRETATION.

1. 1.                         Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accounts.  See §2.11 hereof.

Account Debtor.  See §2.11 hereof.

Affiliate.  Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

Agent’s Head Office.  The Agent’s office located at 50 South Main Street, 20th Floor, Salt Lake City, Utah  84144, or at such other location as the Agent may designate from time to time.

Agent.  KeyBank National Association, acting as agent for the Banks.

Agent’s Special Counsel.  Van Cott, Bagley, Cornwall & McCarthy, P.C., or such other counsel as may be approved by the Agent and that is reasonably acceptable to the Borrower.

Assignment and Acceptance.  See §19.1 hereof.

Balance Sheet Date.  May 31, 2003.

Banks.  KeyBank and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to §19 hereof.

Base Rate.  The higher of (a) the annual rate of interest announced from time to time by KeyBank at its office in Cleveland, Ohio, as its “Prime Rate” and (b) the rate equal to one-half of one percent (1/2%) above the Federal Funds Effective Rate.  For the purposes of this definition,

“Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

Base Rate Loans.  All or any portion of the Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Borrower.  As defined in the preamble hereto.

Borrowing Base.  See §2.11 hereof.

Business Day.  Any day on which banking institutions in Salt Lake City, Utah, are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

Capital Leases.  See §10.3 hereof.

CERCLA.  See §7.17 hereof.

Closing Date.  The first date on which the conditions set forth in §11 have been satisfied.

Code.  The Internal Revenue Code of 1986, as amended.

Collateral.  All of the property, rights and interests of the Guarantor and the Borrower that are or are intended to be subject to the security interests created by the Security Documents.

Collateral Event.  See §6.2 hereof.

Commitment Percentage.  With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank’s percentage of the aggregate commitments of all of the Banks.

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Guarantor and its foreign and domestic subsidiaries, or Borrower and its Subsidiaries, as the case may be, consolidated in accordance with GAAP.

Consolidated EBITDA.  See §10 hereof.

Conversion Request.  A notice given by the Borrower to the Agent of the Borrower’s election to convert or continue a Loan in accordance with §2.8 hereof.

Credit Agreement.  This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Default.  See §13.1 hereof.

Default Rate.  The rate of interest payable after the occurrence of an Event of Default pursuant to §5.9 hereof.

Distribution.  The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of any Person other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, or other retirement by any Person of any shares of any class of capital stock of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by any Person to its shareholders as such; or any other distribution by any Person on or in respect of any shares of any class of capital stock of such Person.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date.  The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.8.

Drawing Amount.  The amount from time to time that the beneficiary or beneficiaries may draw under an outstanding Letter of Credit, as such amount may be reduced from time to time pursuant to the terms of the Letter of Credit.

Effective Date.  June 30, 2004.

Eligible Accounts.  See §2.11 hereof.

Eligible Inventory.  See §2.11 hereof.

EPA.  See §7.17(b) hereof.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement for thirty (30) days’ prior notice has not been waived.

Eligible Assignee.  Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America; and (d) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Guarantor, the Borrower or any of its Subsidiaries, other than a Multiemployer Plan.

Environmental Laws.  See §7.17(a) hereof.

Event of Default.  See §13.1.

Excluded Taxes.  See §5.5 hereof.

GAAP.  (a) When used in §10, whether directly or indirectly through reference to a capitalized term used therein, means (i) generally accepted accounting principles in effect in the United States of America for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Guarantor or the Borrower, as the case may be, reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with generally accepted accounting principles as in effect in the United States of America from time to time, and (ii) consistently applied with past financial statements of the Guarantor or the Borrower, as the case may be, adopting the same principles; provided, however, that when used directly or indirectly through reference to unaudited annual or interim financial statements, GAAP means principles that are consistent with generally accepted accounting principles in effect in the United States of America from time to time, except that (i) certain information and disclosures normally included in financial statements prepared in accordance with GAAP may have been condensed or omitted from such financial statements, and (ii) unaudited interim financial statements could be subject to year-end adjustments.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Guarantor, the Borrower or any of its Subsidiaries or foreign subsidiaries, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor.  Weider Nutrition International, Inc., a Delaware corporation, the sole shareholder of the Borrower.

Guaranty.  That certain Guaranty, dated as of the Effective Date, made by the Guarantor in favor of the Banks and the Agent pursuant to which the Guarantor guarantees to the Banks and the Agent the payment and performance of the Obligations, the form of which shall be satisfactory to the Agent in its sole discretion.

Hazardous Substances.  Any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

Indebtedness.  All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, including, without duplication, in any event and whether or not so classified:  (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, obligations in respect of interest rate swaps and other interest rate hedging arrangements and the obligations to reimburse the issuer in respect of any letters of credit.

Interest Payment Date.  (a) As to any Base Rate Loan, the last day of the calendar quarter in which the Drawdown Date thereof occurs and (b) as to any LIBOR Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period, and

(ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

Interest Period.  With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request:  (i) for any Base Rate Loan, the last day of the calendar quarter, and (ii) for any LIBOR Rate Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)                              if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(B)                                if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C)                                if the Borrower shall fail to give notice as provided in §2.8, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D)                               any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(E)                                 any Interest Period relating to any LIBOR Rate Loan that would otherwise extend beyond the Revolving Credit Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

KeyBank.  KeyBank National Association, in its individual capacity.

LIBOR Adjusted Rate.  For any day with respect to a LIBOR Rate Loan, the rate obtained by dividing (a) the LIBOR Rate for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate, if any (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.  The LIBOR Adjusted Rate shall be adjusted automatically on and as of the effective date of any change in the reserve rate under Regulation D.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

LIBOR Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate.  For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (a) the average of the rates per annum (rounded upwards to the nearest whole multiple of 1/16 of one percent per annum, if such rate is not such a multiple) at which KeyBank’s LIBOR Lending Office is offered Dollar deposits two (2) LIBOR Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar operations of such LIBOR Lending Office are customarily conducted, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the LIBOR Rate Loans to which such Interest Period applies, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable, as defined by the Federal Reserve Board in 12 C.F.R. Part 204 (Regulation D).

LIBOR Rate Loans.  All or any portion of the Revolving Credit Loans bearing interest calculated by reference to the LIBOR Rate.

Letter of Credit.  See §4.1.1 hereof.

Letter of Credit Application.  See §4.1.1 hereof.

Letter of Credit Participation.  See §4.1.4 hereof.

Loan Documents.  This Credit Agreement, the Note, the Letter of Credit Applications, the Letters of Credit, the Security Documents, any interest rate swap or hedging agreement entered into with any of the Banks in connection herewith, and the other instruments, documents and agreements executed from time to time in connection herewith.

Majority Banks.  As of any date on which there is more than one Bank, not less than two (2) Banks holding an aggregate of at least fifty-one percent (51%) of the outstanding principal amount of the Note on such date; and if no such principal is outstanding, not less than two (2) Banks whose aggregate Revolving Credit Commitments constitute at least fifty-one percent (51%) of the sum of the Total Revolving Credit Commitment.

Material Adverse Change. Any change that results in or would reasonably be expected to result in a Material Adverse Effect.

Material Adverse Effect.  A material adverse effect on (a) the business, operations, results of operations, assets, liabilities or financial condition of the Guarantor or the Borrower and its Subsidiaries, taken as a whole, as the case may be, or (b) the ability of Guarantor, or the

Borrower or its Subsidiaries to perform their obligations under this Credit Agreement or the other Loan Documents to which they are a party.

Maximum Drawing Amount.  The maximum aggregate amount from time to time that the beneficiaries may draw under outstanding Letters of Credit.  As of the date hereof, the Maximum Drawing Amount is a sum equal to Five Million and No/100 Dollars ($5,000,000).

Maximum Lawful Rate. See §5.10 hereof.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Guarantor, the Borrower or any of its Subsidiaries.

Note.  The Revolving Credit Note.

Obligations.  All indebtedness, obligations and liabilities of the Borrower and its Subsidiaries (joint or several) to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Revolving Credit Loans made or Reimbursement Obligations incurred or any of the Note, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.

outstanding.  With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Acquisition.  See §9.5.1.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §9.2 hereof.

Person.  Any individual, corporation, partnership, trust, unincorporated association, limited liability company, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Revolving Credit Loan referred to in such Note.

Reimbursement Obligations.  The obligations of the Borrower to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in §4.2 hereof.

Rental Obligations.  All present or future obligations of the Borrower or any of its Subsidiaries under any rental agreements or leases of real or personal property, other than (a) obligations that can be terminated by the giving of notice without liability to such Borrower or such Subsidiary in excess of the liability for rent due as of the date on which such notice is given and under which no penalty or premium is paid as a result of any such termination, and (b) obligations in respect of Capitalized Leases.

Revolving Credit Commitment.  With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank’s commitment to make Revolving Credit Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Revolving Credit Loan(s).  Revolving credit loans made or to be made by the Banks to the Borrower pursuant to §2 hereof.

Revolving Credit Loan Maturity Date.  That date which is the earliest of (a) June 30, 2007, and (b) the date on which the Revolving Credit Commitments of the Banks are terminated pursuant to §13 hereof.

Revolving Credit Loan Request.  See §2.7 hereof.

Revolving Credit Note Record.  A Record with respect to a Revolving Credit Note.

Revolving Credit Notes.  See §2.5 hereof.

Security Documents.  The Guaranty, the Stock Pledge Agreement, and any other instruments, documents and agreements executed and delivered to the Agent and the Banks from time to time as security for the Obligations.

Senior Leverage Ratio.  See §10.1 hereof.

Stated Rate.  (i) With respect to the Revolving Credit Loans, the rate of interest payable pursuant to §2.6 hereof.

Stock Pledge Agreement.  The Stock Pledge Agreement, dated as of the Effective Date, from the Guarantor in favor of the Agent, and in form and substance satisfactory to the Banks and the Agent.

Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through another entity at least a majority (by number of votes) of the outstanding Voting Stock; provided that, where the designated parent is the Borrower or the Guarantor, the term “Subsidiary” shall mean and include only those Subsidiaries incorporated or organized under the laws of any political subdivision of the United States.

Total Leverage Ratio.  See §10.2 hereof.

Total Revolving Credit Commitment.  The sum of the Revolving Credit Commitments of the Banks, as in effect from time to time.  As of the Closing Date, the Total Revolving Credit Commitment is $25,000,000.

Type.  As to any Revolving Credit Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Uniform Customs.  With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, §4.2 hereof.

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

WNG Holdings.  See §7.18

1. 2.                         Rules of Interpretation.

(a)                                  A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)                                 The singular includes the plural and the plural includes the singular.

(c)                                  A reference to any law includes any amendment or modification to such law.

(d)                                 A reference to any Person includes its permitted successors and permitted assigns.

(e)                                  Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)                                    The words “include”, “includes” and “including” are not limiting.

(g)                                 All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of Utah, have the meanings assigned to them therein.

(h)                                 Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i)                                     The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

2.                                      THE REVOLVING CREDIT FACILITY.

2. 1.                         Commitment to Lend.  Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7 hereof, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Revolving Credit Commitment minus such Bank’s Commitment Percentage of the sum of all Drawing Amounts and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus all Drawing Amounts and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of the Total Revolving Credit Commitment and, if applicable, the Borrowing Base described in §2.11.  The Revolving Credit Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §§11 and 12, in the case of the initial Loans to be made on the Closing Date, and §12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

2. 2.                         Fees.  The Borrower agrees to pay to the Agent for the accounts of the Banks, unless otherwise specified below, in accordance with their respective Commitment Percentages the following fees:

2. 2. 1.                                    Closing Fee.  A one-time closing fee calculated at the rate of one-fifth of one percent (0.20%) of the Total Revolving Credit Commitment, which fee shall be due and payable upon the Closing Date.

2. 2. 2.                                    Administrative Fee.  An annual administrative fee in the amount of $15,000 per year, prorated for any partial year, solely for the account of the Agent.  Said administrative fee shall be due and payable upon the execution hereof and, thereafter, on each annual anniversary of the Effective Date, excluding the Revolving Credit Loan Maturity Date.

2. 2. 3.                                    Unused Credit Fee.  An unused credit fee calculated on an amount equal to the Total Revolving Credit Commitment minus the weighted average sum of all outstanding Revolving Credit Loans and minus all Drawing Amounts at a rate determined as a function of the Borrower’s Total Leverage Ratio, as set forth in the table below.  Said unused credit fee shall be due and payable in arrears on a quarterly basis, commencing on September 30, 2004, and on the last day of each December, March, June and September thereafter through and including the Revolving Credit Loan Maturity Date.

TOTAL LEVERAGE RATIO	Unused Credit Fee (bps)
< 1.50	25.0
>1.50 < 2.00	35.0
>2.00 < 2.50	40.0
>2.50 < 3.00	50.0

2. 2. 4.            Syndication Fee.  In the event that the Borrower requests and the Banks approve an increase in the Total Revolving Credit Commitment pursuant to §2.4, to an amount exceeding $25,000,000, which increase requires or results in the syndication of all or a part of the increased Total Revolving Credit Commitment, a syndication fee for the purposes of such syndication, the amount of which fee shall be mutually agreed upon, in writing, by the Agent and the Borrower on or before the commencement of such syndication.

2. 3.                         Reduction of Total Revolving Credit Commitment.  The Borrower shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Agent to reduce by $5,000,000, or a whole multiple of $1,000,000 in excess thereof, or terminate entirely the Total Revolving Credit Commitment, whereupon the Revolving Credit Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Agent will notify the Banks of the substance thereof.

2. 4.                         Increase of Total Revolving Credit Commitment.  The Borrower shall have the right at any time and from time to time upon not less than thirty (30) days prior written notice to the Agent to request that the Total Revolving Credit Commitment be increased by $5,000,000, or a whole multiple of $1,000,000 in excess thereof, up to an aggregate amount of $60,000,000, subject only to credit approval by the Agent and the Banks.  Upon credit approval by the Agent and the Banks, the Revolving Credit Commitments of the Banks shall be increased pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or such other amount as may be approved by the Banks.  Promptly after receiving any notice of the Borrower delivered pursuant to this §2.4, the Agent will notify the Banks of the substance thereof, and the Banks shall commence promptly the underwriting process.

2. 5.                         The Revolving Credit Note.  The Revolving Credit Loans shall be evidenced by one or more separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (individually and collectively, the “Revolving Credit Note”), dated as of the Effective Date and completed with appropriate insertions.  One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank’s Revolving Credit Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below.  The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank’s Revolving Credit Note, an appropriate notation on such Bank’s Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on such Bank’s Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank’s Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Revolving Credit Note to make payments of principal of or interest on the Revolving Credit Note when due.  Upon receipt of an affidavit of an officer of a Bank as to the loss, theft, destruction, or mutilation of its Revolving Credit Note, the Borrower shall issue, in lieu thereof, a replacement Revolving Credit Note in the same principal amount thereof and of like tenor.  Upon any increase in the Total Revolving Credit Commitment pursuant to §2.4, the Borrower shall issue one or more replacement Revolving Credit Notes or allonges to the original Revolving Credit Notes in the aggregate principal amount of such increased Total Revolving Credit Commitment.

2. 6.                         Interest on Revolving Credit Loans.  Except as otherwise provided in §5.9,

(a)                                  Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the Applicable Base Rate Margin, as set forth below, plus the Base Rate.

(b)                                 Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the Applicable LIBOR Rate Margin, as set forth below, plus the LIBOR Rate.

(c)                                  The respective Applicable Base Rate Margin and the Applicable LIBOR Rate Margin shall be determined as a function of the Borrower’s Total Leverage Ratio, as set forth below:

TOTAL LEVERAGE RATIO	Applicable Base Rate Margin (bps)	Applicable LIBOR Rate Margin (bps)
< 1.50	25.0	165
>1.50 < 2.00	37.5	190
>2.00 < 2.50	50.0	225
>2.50 < 3.00	75.0	265

(d)                                 The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

2. 7.                         Requests for Revolving Credit Loans.  The Borrower shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a “Revolving Credit Loan Request”) as of (a) on or before noon, Mountain Standard Time, on the Business Day of the proposed Drawdown Date of any Base Rate Loan and (b) no less than three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan; provided that, in any calendar year, the Banks shall have no obligation to honor more than twenty-four (24) Revolving Credit Loan Requests hereunder.  Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan.  Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof.  Each Revolving Credit Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date.  Each Revolving Credit Loan Request shall be in a minimum aggregate amount of $500,000 or a whole multiple of $250,000 in excess thereof.

2. 8.                         Conversion Options.

2. 8. 1.                                    Conversion to Different Type of Revolving Credit Loan.  The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion, the Borrower shall give the Agent at least three (3) Business Days prior written notice of such election; (b) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (c) no Revolving Credit Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  On the date on which such conversion is being made, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  All or any part of the outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $500,000 or a whole multiple of

$500,000 in excess thereof.  Each Conversion Request relating to the conversion of a Revolving Credit Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

2. 8. 2.                                    Continuation of LIBOR Rate Loans.  Any LIBOR Rate Loan may be continued as a LIBOR Rate Loan upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.8.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower’s account have actual knowledge.  The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this §2.8.2 is scheduled to occur.  If Borrower does not request conversion or continuation of any LIBOR Rate Loan and such LIBOR Rate Loan remains outstanding upon the expiration of the last Interest Period with respect thereto, such LIBOR Rate Loan shall automatically be converted to a Base Rate Loan on the last day of such Interest Period.

2. 8. 3.                                    LIBOR Rate Loans.  Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof, and (b) there shall not be more than ten (10) different Interest Periods with respect to LIBOR Rate Loans in effect at any one time.

2. 9.                         Funds for Revolving Credit Loan.

2. 9. 1.                                    Funding Procedures.  Not later than 1:00 p.m. (Salt Lake City time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at Agent’s Head Office, in immediately available funds, the amount of such Bank’s Commitment Percentage of the amount of the requested Revolving Credit Loans.  Upon receipt from each Bank of such amount, and upon receipt of the documents required by §§11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks.  The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank’s Commitment Percentage of any requested Revolving Credit Loans.

2. 9. 2.                                    Advances by Agent.  The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365.  A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank.  If the amount of such Bank’s

Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

2. 10.                  Repayment of the Revolving Credit Loans.

2. 10. 1.                             Maturity.  The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and any accrued but unpaid unused credit fee.

2. 10. 2.                             Extension of Maturity Date.  Provided that no Event of Default has occurred and is continuing, and subject to the approval of the Banks and the Agent, which approval shall not be unreasonably withheld, the Borrower may request in writing, delivered to the Agent not less than thirty (30) days prior to the second anniversary of the Effective Date, that the Revolving Credit Maturity Date be extended for one additional year beyond the then effective Revolving Credit Maturity Date.  Thereafter, the Borrower may make additional such requests on or prior to each consecutive anniversary of the Effective Date.

2. 10. 3.                             Mandatory Repayments of Revolving Credit Loans.  If at any time the sum of the outstanding amount of the Revolving Credit Loans, all Drawing Amounts and all Unpaid Reimbursement Obligations exceeds the Total Revolving Credit Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application:  first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c) hereof.  Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

2. 10. 4.                             Optional Repayments of Revolving Credit Loans.  The Borrower shall have the right, at their election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that, except as otherwise permitted in this §2.10.4, any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §2.10.4 may be made only on the last day of the Interest Period relating thereto.  The Borrower shall give the Agent, no later than 12:00 noon (Salt Lake City time) at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this §2.10.4 of Base Rate Loans, and one (1) LIBOR Business Day notice of any proposed prepayment pursuant to this §2.10.4 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid.  Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment, and, if such prepayment is of a LIBOR Rate Loan and is made on a date other than the last day of the Interest Period relating thereto, such prepayment shall be further accompanied by indemnification payments pursuant to §5.8 hereof, and shall be applied, in the absence of instruction by the Borrower, first, to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans.  Each partial prepayment shall be allocated amongst the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

2. 11.                  Borrowing Base.  The term “Borrowing Base” means an amount equal to the sum of (a) eighty five percent (85%) of the value of all Eligible Accounts (as defined below), plus (b) sixty five percent (65%) of all Eligible Inventory (as defined below).  Provided that, if the Borrower’s Senior Leverage Ratio is less than 1.75:1.00 and the Borrower’s ratio of current assets to current liabilities is greater than 1.50:1.00, the Revolving Credit Loans and Letters of Credit to be issued hereunder shall not be subject to any Borrowing Base.  In the event that Borrower fails to maintain at any time one or both of such ratios, then, as set forth in §2.1, the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus all Drawing Amounts and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of the Total Revolving Credit Commitment and the Borrowing Base.

2. 11. 1                                Eligible Accounts.  For purposes of this Credit Agreement, the term “Accounts” means all of the Borrower’s and its Subsidiaries’ trade accounts, accounts receivable, other receivables, or rights to payment for goods or services owing to the Borrower or its Subsidiaries; the term “Eligible Accounts” means all of the Borrower’s and its Subsidiaries’ Accounts which contain selling terms and conditions reasonably acceptable to the Agent; and the term “Account Debtor” means any Person obligated on an Account.  The net amount of any Eligible Account against which Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature.  Unless otherwise agreed to by the Agent in writing, Eligible Accounts do not include:

(a)                                  Accounts with respect to which the Account Debtor is an employee or agent of the Borrower.

(b)                                 Accounts with respect to which the Account Debtor is a subsidiary of, or affiliated with Borrower or its shareholders, officers, or directors.

(c)                                  Accounts with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional.

(d)                                 Accounts with respect to which the Account Debtor is not a resident of the United States, except (i) to the extent such Accounts are supported by letters of credit, insurance, bonds or other assurances satisfactory to the Agent, or (ii) to the extent that the Account Debtor on such Accounts is an affiliate of Wal-Mart Stores, Inc., or Costco Wholesale Corporation.

(e)                                  Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services previously rendered by the Account Debtor to the Borrower; provided, however, that any Account deemed ineligible pursuant to this clause (e) shall only be ineligible to the extent of such liability, and the remainder shall constitute an Eligible Account.

(f)                                    Accounts which are subject to dispute, counterclaim, or setoff.

(g)                                 Accounts with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor.

(h)                                 Accounts with respect to which the Agent, in its sole discretion acting in good faith after reasonable inquiry, deems the creditworthiness of financial condition of the Account Debtor to be unsatisfactory.

(i)                                     Accounts of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.

(j)                                     Accounts with respect to which the Account Debtor is the United States government or any department or agency of the United States.

(k)                                  Accounts which have not been paid in full within ninety (90) days from the invoice date.  The entire balance of any Account of any single Account Debtor will be ineligible whenever the portion of the Account which has not been paid within 90 days from the invoice date is in excess of fifty percent (50%) of the total amount outstanding on the Account.

(l)                                     That portion of the Accounts of any single Account Debtor which exceeds fifteen percent (15%) of all of the Borrower’s Accounts provided that, the foregoing concentration limit shall not apply to Account Debtors Wal-Mart Stores, Inc., and Costco Wholesale Corporation or any of their respective affiliates.

(m)                               That portion of the Accounts of any single Account Debtor that is subject to retainage;

2. 11. 2                                Eligible Inventory.  For purposes of this Agreement, the term “Eligible Inventory” means all of the Borrower’s raw materials, finished goods, merchandise, parts and supplies, of every kind and description, and goods held for sale or lease or furnished under contracts of service in which the Borrower has or hereafter acquires any right, whether held by the Borrower or others, and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing, except:

(a)                                  Inventory which is not owned by the Borrower free and clear of all security interest, liens, encumbrances, and claims of third parties, other than inventory in which the Agent, for the ratable benefit of the Banks, holds a valid and perfected first priority lien.

(b)                                 Inventory which the Agent, in its sole discretion acting in good faith after reasonable inquiry, deems to be obsolete, unsalable, damaged, defective, or unfit for further processing.

(c)                                  Work in process.

(d)                                 Inventory which is held or maintained outside of the United States.

3.                                      [INTENTIONALLY OMITTED]

4.                                      LETTERS OF CREDIT.

4. 1.                         Letter of Credit Commitments.

4. 1. 1.                                    Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent’s customary form (a “Letter of Credit Application”), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in §4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the Agent; provided, however, that, after giving effect to such request, the sum of (A) all Drawing Amounts on all Letters of Credit plus and Unpaid Reimbursement Amounts shall not exceed the Maximum Drawing Amount, and (B) (i) all Drawing Amounts on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Revolving Credit Loans outstanding shall not exceed the Total Revolving Credit Commitment.  Notwithstanding the foregoing, the Agent shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of the Borrower or any of its Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrower demonstrates to the reasonable satisfaction of the Agent that (A) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrower or such Subsidiary to the proposed beneficiary of such Letter of Credit or (B) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of the Borrower or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Borrower or such Subsidiary.

4. 1. 2.                                    Letter of Credit Applications.  Each Letter of Credit Application shall be completed to the satisfaction of the Agent.  In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

4. 1. 3.                                    Terms of Letters of Credit.  Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is the earlier of (i) one (1) year from the date of issuance, extension or renewal thereof and (ii) fourteen (14) days (or, if the beneficiary is located outside of the United States of America, forty-five (45) days) prior to the Revolving Credit Loan Maturity Date.  Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

4. 1. 4.                                    Reimbursement Obligations of Banks.  Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank’s Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §4.2 (such agreement by a Bank being called herein the “Letter of Credit Participation” of such Bank).

4. 1. 5.                                    Participations of Banks.  Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower’s Reimbursement Obligation under §4.2 in an amount equal to such payment.  Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to §4.2.

4. 2.                         Reimbursement Obligations of the Borrower.  In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

(a)                                  except as otherwise expressly provided in §4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Agent in compliance with §4.3, or the Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,

(b)                                 upon the reduction (but not termination) of the Total Revolving Credit Commitment to an amount less than all Drawing Amounts on all Letters of Credit, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations, and

(c)                                  upon the termination of the Total Revolving Credit Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §13, an amount equal to all Drawing Amounts on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent’s Head Office in immediately available funds.  Interest on any and all amounts remaining unpaid by the Borrower under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in §5.9 for overdue principal on the Revolving Credit Loans.

4. 3.                         Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  If the Borrower fails to reimburse the Agent as provided in §4.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation.  No later than 3:00 p.m. (Salt Lake City time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at its Head Office, in immediately available funds, such Bank’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Bank’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Agent, and the denominator of which is 365.  The responsibility of the Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

4. 4.                         Obligations Absolute.  The Borrower’s obligations under this §4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit.  The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the

Borrower’s Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee.  The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and in compliance with §4.3, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.

4. 5.                         Reliance by Issuer.  To the extent not inconsistent with the foregoing §4.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failed to be taken pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

4. 6.                         Letter of Credit Fee.  The Borrower shall, on the date of issuance or any extension or renewal of any Letter of Credit and at such other time or times as such fees are customarily charged by the Agent, pay a fee (in each case, a “Letter of Credit Fee”) to the Agent as follows:

(a)                                  In respect of each standby Letter of Credit issued, extended or renewed hereunder such Letter of Credit Fee shall be equal to the then-effective Applicable LIBOR Rate Margin per annum of the Drawing Amount of such standby Letter of Credit and shall be for the pro-rata accounts of the Banks in accordance with their respective Commitment Percentages;

(b)                                 In respect of each documentary Letter of Credit issued, extended or renewed hereunder such Letter of Credit Fee shall be equal to one and one half percent (1.5%) per annum of the Drawing Amount of such documentary Letter of Credit and shall be for the pro-rata accounts of the Banks in accordance with their respective Commitment Percentages; and

(c)                                  Further, the Borrower agrees to pay to the Agent for its own account in respect of each Letter of Credit issued, extended or renewed hereunder, the Agent’s standard issuance, amendment, negotiation, document examination and other customary fees as in effect from time to time.

5.                                      CERTAIN GENERAL PROVISIONS.

5. 1.                         Funds for Payments.

5. 1. 1.                                    Payments to Agent.  All payments of principal, interest, Reimbursement Obligations, fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent’s Head Office or at such other location that the Agent may from time to time designate, in each case in immediately available funds.

5. 1. 2.                                    No Offset, etc.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

5. 2.                         Computations.  All computations of interest on the Revolving Credit Loans and unused credit fees, Letter of Credit Fees, and all other fees due hereunder shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Revolving Credit Loans as reflected on the Note Records from time to time shall be considered correct and binding, absent manifest error, on the Borrower unless within thirty (30) Business Days after receipt by the Chief Financial Officer of the Borrower of any written notice by the Agent or any of the Banks of such outstanding amount, (a) the Agent or such Bank shall notify the Borrower to the contrary, or (b) the Borrower shall reasonably object, in writing to the Agent, to such amount.

5. 3.                         Inability to Determine LIBOR Rate.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent, acting in good faith after reasonable inquiry, shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks.  In such event (a) any Revolving Credit Loan Request or Conversion Request with respect to any LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agent reasonably determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.

5. 4.                         Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make LIBOR Rate Loans or convert Revolving Credit Loans of another Type to LIBOR Rate Loans shall forthwith be suspended and (b) such Bank’s Revolving Credit Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.

5. 5.                         Additional Costs, etc.  If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)                                  subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholdings of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Bank’s Revolving Credit Commitment or the Revolving Credit Loans (other than taxes based upon or measured with reference to the net income or profits of such Bank or the Agent (hereinafter, “Excluded Taxes”)), or

(b)                                 materially change the basis of taxation (except for changes in Excluded Taxes) of payments to any Bank of the principal of or the interest on any Revolving Credit Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents, or

(c)                                  impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

(d)                                 impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Revolving Credit Loans, such Bank’s Revolving Credit Commitment, or any class of loans, letters of credit or commitments of which any of the Revolving Credit Loans or such Bank’s Revolving Credit Commitment forms a part, and the result of any of the foregoing is

(i)                                     to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Loans or such Bank’s Revolving Credit Commitment or any Letter of Credit, or

(ii)                                  to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank’s Revolving Credit Commitment, any Letter of Credit or any of the Revolving Credit Loans, or

(iii)                               to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder,

then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

5. 6.                         Capital Adequacy.  If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank’s or the Agent’s commitment with respect to any Revolving Credit Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or the Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount reasonably deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances.  If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank’s reasonable determination, provide adequate compensation.  Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

5. 7.                         Certificate.  A certificate setting forth any additional amounts payable pursuant to §§5.5 or 5.6 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

5. 8.                         Indemnity.  The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Revolving Credit Loan Request or a Conversion Request relating thereto in accordance with §§2.7 or 2.8, hereof or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

5. 9.                         Interest After Default.

5. 9. 1.                                    Overdue Amounts.  Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the Stated Rate until such amount shall be paid in full (after as well as before any judgment).

5. 9. 2.                                    Amounts Not Overdue.  During the continuance of an Event of Default the principal of the Revolving Credit Loans not overdue shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Majority Banks pursuant to §26, bear interest at a rate per annum equal to two percent (2%) above the Stated Rate.

5. 10.                  Maximum Lawful Rate.  Notwithstanding anything to the contrary set forth in this Credit Agreement, if at any time until payment in full of all of the Obligations, the Stated Rate or the Default Rate contracted for, charged or otherwise payable hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest contracted for, charged or otherwise payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time the Stated Rate or the Default Rate, as applicable, is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Banks from the making of Revolving Credit Loans hereunder is equal to the total interest which the Banks would have received had the Stated Rate or the Default Rate otherwise payable hereunder (but for the operation of this §5.10) been the interest rate payable pursuant to the terms of this Credit Agreement.  Thereafter, the interest rate contracted for, charged or otherwise payable hereunder shall be the Stated Rate or the Default Rate, as the case may be, unless and until the then applicable rate again exceeds the Maximum Lawful Rate, in which event this §5.10 shall again apply.  In no event shall the total interest contracted for, charged or otherwise received by the Banks pursuant to the terms hereof exceed the amount which the Banks could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  In the event that the Maximum Lawful Rate is calculated pursuant to this §5.10, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  In the event that a court of competent jurisdiction, notwithstanding the provisions of this §5.10, shall make a final determination that any Bank has contracted for, charged or otherwise received interest hereunder or under any of the other Loan Documents in excess of the Maximum Lawful Rate, such Bank shall, to the extent permissible by applicable law, promptly apply such excess first to any interest due and not yet paid under its Notes, then to the principal amount of its Notes (without premium or penalty), then to the other unpaid Obligations and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

6.                                      COLLATERAL SECURITY AND GUARANTIES.

6. 1.                         Guaranty and Security of Guarantor.  The Obligations shall be guaranteed pursuant to the terms of the Guaranty.  All of the obligations of the Guarantor under its Guaranty shall be in turn secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the issued and outstanding stock of the Borrower, whether now owned or hereafter acquired.

6. 2.                         Additional Security of Borrower.  In the event that the Borrower’s Total Leverage Ratio for any trailing twelve (12) month period ending as of the close of the Borrower’s most recent fiscal quarter exceeds 2.00:1:00 (a “Collateral Event”), and only in such event, all of the Obligations shall also be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the domestic assets of the Borrower and the Guarantor, whether now owned or hereafter acquired, including, without limitation, any capital stock held by the Borrower or the Guarantor, Real Estate, material leases (together with landlord consents), accounts, inventory, machinery and equipment, patents, trademarks, tradenames, copyrights, licenses, royalty agreements, contracts rights, general intangibles, and letter of credit rights.  Upon the occurrence of a Collateral Event, the Borrower shall, and shall cause the Guarantor to, execute and deliver any and all security agreements, assignments, pledges, mortgages, deeds of trust, and similar documents, and authorize the filing of all financing statements and other filings, necessary to grant and perfect such security interests, and to be delivered one or more favorable legal opinions addressed to the Banks and the Agent, in form and substance reasonably satisfactory to the Banks and the Agent, from counsel for the Guarantor and the Borrower.

7.                                      REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Banks and the Agent as follows:

7. 1.                         Corporate Authority.

7. 1. 1.                                    Incorporation; Good Standing.  Each of the Guarantor, Borrower and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

7. 1. 2.                                    Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which any of the Guarantor, the Borrower or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of such Person, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person and (d) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, such Person.

7. 1. 3.                                    Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which any of the Guarantor, the Borrower or any of their Subsidiaries is or is to become a party will result in valid and legally binding obligations of the Guarantor, the Borrower or such Subsidiary, as the case may be, enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7. 2.                         Governmental Approvals.  The execution, delivery and performance by the Borrower of this Credit Agreement and the other Loan Documents to which any of the

Guarantor, Borrower or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than (i) those already obtained, (ii) the filing by the Guarantor of this Credit Agreement and the other Loan Documents, if necessary, with the Securities and Exchange Commission, (iii) any consent, approval or filing required to perfect the security interests of the Agent, for the ratable benefit of the Banks, set forth in §6.2 upon the occurrence of a Collateral Event, and (iv) any consent, approval or filing where the failure to obtain such consent or approval or make such filing would not reasonably be expected to have a Material Adverse Effect.

7. 3.                         Title to Properties; Leases.  Except as indicated on Schedule 7.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances other than Permitted Liens and liens to be released as a condition precedent to the Closing Date.  The owned assets reflected in such consolidated balance sheet, and any leased properties are sufficient for the operation of the Borrower’s business as currently conducted.

7. 4.                         Financial Statements; Solvency.

7. 4. 1.                                    Financial Statements.  There has been furnished to each of the Banks (a) a consolidated balance sheet of the Guarantor as at the Balance Sheet Date, and a consolidated statement of income of the Guarantor for the fiscal year then ended (b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at April 30, 2004 and the related unaudited statements of income for the eleven (11) month period then ended.  Such balance sheets and statements of income have been prepared in accordance with GAAP and fairly present in accordance with GAAP the financial condition of the Guarantor and the Borrower and its Subsidiaries as at the close of business on the respective dates thereof and the results of operations for the respective fiscal periods then ended.  There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheets and the notes related thereto.

7. 4. 2.                                    Solvency.  The fair saleable value of the assets of each of the Guarantor, the Borrower and each of its Subsidiaries exceeds its probable liabilities, including those to be incurred pursuant to this Credit Agreement and the other Loan Documents. The Guarantor, Borrower and each of its Subsidiaries (a) does not have unreasonably small capital in relation to the business in which it is, or proposes to be, engaged and (b) has not incurred, and does not believe that it will incur after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents, debts beyond its ability to pay such debts as they become due.

7. 5.                         No Material Changes, etc.  Since the Balance Sheet Date, (a) there has been no Material Adverse Change in the financial condition or business of the Guarantor, the Borrower, and their respective Subsidiaries, and (b) Borrower has not made any Distributions.

7. 6.                         Franchises, Patents, Copyrights, etc.  The Borrower and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except for such conflicts that would not have a Material Adverse Effect.

7. 7.                         Litigation.  Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board which, if adversely determined, would be reasonably likely to have, either in any case or in the aggregate, a Material Adverse Effect.

7. 8.                         No Materially Adverse Contracts.  Neither the Borrower nor any of its Subsidiaries is subject to any contract or agreement that contains any burdensome restrictions on the Borrower or any Subsidiary of the Borrower, except for any restrictions that singly, or in the aggregate, would not reasonably be expected, to have a Material Adverse Effect.

7. 9.                         Compliance with Other Instruments, Laws, etc.  Neither the Borrower nor any of its Subsidiaries is in violation of any provision of their respective charter documents, bylaws, or any agreement or instrument to which any of them are subject or by which any of them or any of their properties are bound or any decree, order, judgment, statute, license, law, rule or regulation, in any of the foregoing cases in a manner that would reasonably be expected to have a Material Adverse Effect.

7. 10.                  Tax Status.  The Borrower and its Subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  As of the Closing Date, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

7. 11.                  Holding Company and Investment Company Acts.  Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is any of them an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

7. 12.                  [Intentionally Omitted]

7. 13.                  Perfection of Security Interest.  On or prior to the Closing Date, all filings, assignments, pledges and deposits of documents or instruments required to be made by the Guarantor and the Borrower shall have been made and all other actions required to be taken by the Guarantor and the Borrower shall have been taken that are necessary or advisable, under applicable law, to establish and perfect the Agent’s security interest in the Collateral or arrangements satisfactory to the Agent have been made to effect all such necessary or advisable filings, assignments, pledges, deposits and other actions.  The Collateral and the Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.  The Guarantor and the Borrower and its Subsidiaries, as applicable, are the owners of the Collateral described in the Security Documents to which they are a party free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

7. 14.                  Certain Transactions.  Except as set forth on Schedule 7.14 hereto, none of the officers, directors, or employees of the Borrower or of any of its Subsidiaries is presently a party to any transaction or agreement with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), except (a) in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it could obtain in a comparable arm’s-length transaction with an unaffiliated Person.

7. 15.                  Employee Benefit Plans.

7. 15. 1.                             In General.  Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

7. 15. 2.                             Terminability of Welfare Plans.  Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA).  The Guarantor or the Borrower may terminate each such Plan in accordance with its terms at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the the Guarantor or the Borrower, as the case may be, without liability to any Person.

7. 15. 3.                             Guaranteed Pension Plans.  Neither the Borrower nor any of its Subsidiaries maintains or contributes to any Guaranteed Pension Plan.

7. 15. 4.                             Multiemployer Plans.  None of the Guarantor, the Borrower or any of its Subsidiaries has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  None of the Guarantor, the Borrower or any of its Subsidiaries has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §§4241 or 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

7. 16.                  Tax Shelter Regulations.  Neither the Guarantor nor the Borrower and its Subsidiaries intends to treat the Revolving Credit Loans or the transactions contemplated by this Credit Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation §1.6011-4.)  If the Guarantor or the Borrower or any of its Subsidiaries, or any other party to the Loan Documents determines to take any action inconsistent with such intention, the Borrower will promptly notify the Agent thereof.  If the Borrower so notifies the Agent, the Borrower acknowledges that the Agent or any Bank may treat the Revolving Credit Loans as part of a transaction that is subject to Treasury Regulations §301.6112-1, and the Agent or such Bank (as applicable), will maintain the lists and other records, including the identity of the party to the Revolving Credit Loans, as required by such Treasury Regulation.

7. 17.                  Environmental Compliance.  The Borrower has reasonably determined that:

(a)                                  neither the Borrower nor any of its Subsidiaries is in violation (or, to the best of Borrower’s knowledge, alleged violation) in any material respect, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole;

(b)                                 neither the Borrower nor any of its Subsidiaries has received written notice from any third party including, without limitation: any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) or any other federal, state or local governmental agency as a potentially responsible party under CERCLA or any other Environmental Law with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B or with respect to Hazardous Substances which any one of them has generated, transported or disposed of at any site; or (ii) that it is subject to any material outstanding claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c)                                  (i)                                     no portion of any Real Estate has been used by the Borrower or any of its Subsidiaries for the handling, storage or disposal of Hazardous Substances except in material compliance with applicable Environmental Laws; there are no underground tank or other underground storage receptacle for Hazardous Substances located on any portion of such Real Estate; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or, to the best knowledge of the Borrower, operators of any of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in material compliance with applicable Environmental Laws; (iii) there have been no “releases” (as defined by CERCLA or applicable state law) of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the value of any of such Real Estate; and (iv) in addition, any Hazardous Substances that have been generated by the Borrower or any of its Subsidiaries on any of such Real Estate have been or will be promptly transported offsite in material compliance with  Environmental Laws; and

(d)                                 None of the Real Estate is subject to any environmental transfer act law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby.

7. 18.                  Subsidiaries, etc.  The Borrower has no Subsidiaries other than WNG Holdings (International) LTD, Inc., a Nevada corporation (“WNG Holdings”).  Except as set forth on Schedule 7.18 hereto, neither the Borrower nor any of its Subsidiaries owns, directly or indirectly, any equity in any corporation.

7. 19.                  Bank Accounts.  Schedule 7.19 hereto identifies each financial institution with which the Borrower holds or maintains a depository, disbursement or investment account (other than any accounts held or maintained with the Agent), the address of such institutions, the account number and the purpose for which such account is used.

7. 20.                  Disclosure.  The representations and warranties made by the Borrower in this Credit Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to the Banks on behalf of the Borrower in connection with the transactions contemplated by the Loan Documents do not, taken as a whole, together with all other information publicly available or provided by the Borrower in connection with the transactions contemplated by the Loan Documents, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

8.                                      AFFIRMATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

8. 1.                         Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, the Letter of Credit Fees, the closing, unused credit and syndication fees, if any, the Agent’s administrative fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

8. 2.                         Maintenance of Office.  Borrower will maintain its principal executive office at 2002 South 5070 West, Salt Lake City, Utah  84104-4726, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

8. 3.                         Records and Accounts.  The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

8. 4.                         Financial Statements, Certificates and Information.  The Borrower will deliver to the Agent:

(a)                                  as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Guarantor, commencing with the fiscal year ending May 31, 2004, the audited consolidated balance sheet of the Guarantor and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, each as at the end of such fiscal year, and the related consolidated statements of income and cash flow for such fiscal year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and with respect to such audited consolidated balance sheet and financial statements of the Guarantor, certified without qualification by independent certified public accountants reasonably satisfactory to the Agent;

(b)                                 as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters in each fiscal year of the Borrower, commencing with the fiscal quarter ending August 31, 2004, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, each as at the end of such quarter, and the related consolidated statements of income and cash flow for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the Chief Financial Officer of the Borrower that the information contained in such financial statements fairly presents in accordance with GAAP the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)                                  (i) simultaneously with the delivery of the financial statements referred to in subsection (b) above, and (ii) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, a statement certified by the Chief Financial Officer of the Borrower in substantially the form of Exhibit C hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 and (if applicable) reconciliations to reflect changes in GAAP since April 30, 2004;

(d)                                 at any time the Borrowing Base is in effect, as soon as practicable, but in any event not later than fifteen (15) days after the end of each month, a statement certified by the Chief Financial Officer of the Borrower in substantially the form of Exhibit D hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §2.11; and

(e)                                  from time to time such other financial data and information regarding the financial and other affairs of the Borrower and its Subsidiaries (including accountants’ management letters) as the Agent or any Bank may reasonably request.

8. 5.                         Notices.

8. 5. 1.                                    Defaults.  The Borrower will promptly notify the Agent in writing of the occurrence of any Default or Event of Default.  If any Person shall give any written notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement, or any other note, evidence of indebtedness, indenture or other obligation in an amount equal to or greater than $500,000, to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.

8. 5. 2.                                    Environmental Events.  The Borrower will promptly give notice to the Agent of and in any event within fifteen (15) days after receipt of any written notice of, any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and which would reasonably be expected to have a Material Adverse Effect.

8. 5. 3.                                    Notification of Claim against Collateral.  The Borrower will, promptly upon becoming aware thereof, notify the Agent in writing of any setoff, claims, withholdings or other defenses to which any of the Collateral, or the Agent’s rights with respect to the Collateral, is subject.

8. 5. 4.                                    Notice of Litigation and Judgments.  The Borrower will give notice to the Agent in writing within fifteen (15) Business Days of becoming aware of any litigation or proceedings threatened in writing and delivered to the Borrower or any of its Subsidiaries or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party (including without limitation any shareholder derivative suit) involving an uninsured claim against the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Borrower will give notice to the Agent in writing, in form and detail reasonably satisfactory to the Agent, within ten (10) Business Days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $500,000.

8. 6.                         Corporate Existence; Maintenance of Properties.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries.  The Borrower (a) will maintain, repair and replace, its properties to the extent necessary to prevent the occurrence of a Material Adverse Effect and (b) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §8.6 shall prevent (i) the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of its Subsidiaries and would not in the aggregate be reasonably expected to have a Material Adverse Effect or (ii) the mergers and acquisitions permitted by §9.5.1 hereof.

8. 7.                         Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and, in any event, consistent in all material respects with the coverages set forth on Schedule 8.7 hereto.

8. 8.                         Taxes.  The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it or them and its or their real properties, sales and activities, or any part thereof, or upon the income or profits therefrom; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings, if the Borrower or such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

8. 9.                         Inspection of Properties and Books, etc.

8. 9. 1.                                    General.  As long as any Revolving Credit Loans are outstanding, the Borrower shall permit the Banks, through the Agent or any of the Banks’ other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.

8. 9. 2.                                    Commercial Finance Examinations.  After the occurrence of a Collateral Event, the Borrower will permit the Agent’s commercial finance examiners from time to time at any reasonable time to visit the Borrower’s premises and conduct reviews and audits of the Borrower’s books and records.  The Borrower agrees to pay the fees and expenses of the Agent relating to one such commercial finance examination which shall be requested by the Agent to be paid the Borrower, and in addition, all costs and expenses of any such commercial finance examinations which are commenced after the occurrence and during the continuance of an Event of Default (it being understood that such commercial finance examination need not be completed prior to the date on which such Event of Default has been cured or waived).  The Banks shall bear the costs of all commercial finance examinations not expressly assumed by the

Borrower in the preceding sentence, on a pro-rata basis in accordance with their respective Commitment Percentages.

8. 9. 3.                                    Environmental Assessments.  Upon and after the occurrence of a Collateral Event, the Borrower will and shall cause the Guarantor to provide to the Agent copies of all environmental assessments of the Real Estate or audits obtained by either of them from time to time.

8. 9. 4.                                    Communications with Accountants.  The Borrower authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower’s independent certified public accountants and authorize such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Guarantor or the Borrower or any of its Subsidiaries.  At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §8.9.4

8. 10.                  Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its organizational documents and bylaws, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments, except in the case of clauses (a), (c) and (d) of this §8.10 where the failure to do so would not have a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order for the Borrower or any of its Subsidiaries (i) to fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower is a party or (ii) to conduct the business in which it is now engaged where the failure to obtain such authorization, consent, approval, permit or license would have a Material Adverse Effect, the Borrower will, or (as the case may be) will cause such Subsidiary to, take or cause to be taken without delay all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

8. 11.                  Employee Benefit Plans.  The Borrower will promptly upon receipt, furnish to the Agent any notice, report or demand received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242 or 4245 of ERISA.

8. 12.                  Use of Proceeds.  The Borrower will use the proceeds of the Revolving Credit Loans solely (i) to refinance existing Indebtedness under that certain Credit Agreement dated as of June 30, 2000, as subsequently amended, by and between the Borrower, the financial institutions party thereto, and Deutsche Bank, successor in interest to Bankers Trust Company, as agent, (ii) for Permitted Acquisitions, (iii) for working capital, and (iv) for general corporate purposes.  The Borrower will obtain Letters of Credit solely for general corporate purposes, and no portion of any Revolving Credit Loan shall be used, and no portion of any Letter of Credit shall be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224, except in full and continuing compliance with said Regulations U and X.

8. 13.                  Additional Collateral.  If, after a Collateral Event shall have occurred, the Guarantor or the Borrower acquires any real property which has a fair market value in excess of $250,000 or leases real estate which has a fair market value in excess of $250,000 for a term in excess of five (5) years, the Borrower shall, or shall cause the Guarantor to, forthwith deliver to the Agent a fully executed mortgage or deed of trust (including a leasehold deed of trust) over such real estate, in form and substance satisfactory to the Agent, together with title insurance policies, surveys (to the extent requested by the Agent), evidences of insurance with the Agent named as loss payee and additional insured, legal opinions and other documents and certificates with respect to such real estate as was required for Real Estate of the Guarantor or the Borrower upon the occurrence of the Collateral Event.  The Borrower further agrees that, following the taking of such actions with respect to such assets, the Agent shall have for the benefit of the Banks and the Agent a valid and enforceable first priority lien on such assets, free and clear of all defects and encumbrances except for Permitted Liens.

8. 14.                  Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9.                                      CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:

9. 1.                         Restrictions on Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)                                  Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

(b)                                 current Indebtedness of the Borrower or its Subsidiaries incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)                                  Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §8.8 hereof;

(d)                                 Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or its Subsidiaries shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(e)                                  endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f)                                    Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or such Subsidiary, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $1,000,000 at any one time without the written consent of the Agent;

(g)                                 Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto and any refinancing thereof;

(h)                                 Indebtedness consisting of regularly scheduled rental payments under Capital Leases, provided, that the aggregate face amount of all Indebtedness of the Borrower and its Subsidiaries combined in respect of Capital Leases shall not exceed $2,000,000 at any time after the first date upon which the Total Leverage Ratio equals or exceeds 1.0:1.0; and

(i)                                     unsecured Indebtedness (in addition to the Indebtedness permitted pursuant to the foregoing clauses (a) through (h)) in an aggregate outstanding principal amount not to exceed at any time in the aggregate for the Borrower and its Subsidiaries combined, (i) $5,000,000 at any time prior to the first date upon which the Total Leverage Ratio is less than 1.0:1.0, and (ii) $2,000,000 after the first date upon which the Total Leverage Ratio equals or exceeds 1.0:1.0.

9. 2.                         Restrictions on Liens.  Except for liens that shall not exceed $10,000,000 in the aggregate, from and after the first date upon which the Total Leverage Ratio equals or exceeds 0.5:1.0, the Borrower will not, and will not permit any of its Subsidiaries to, create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom or enter into, or permit to remain in effect, any agreement by which such Person agrees not to encumber, mortgage, pledge, restrict or grant a security interest in any of its assets; provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:

(a)                                  liens in favor of the Borrower on all or part of the assets of its Subsidiaries securing Indebtedness owing by its Subsidiaries to the Borrower;

(b)                                 liens to secure taxes, assessments and other government charges in respect of obligations not overdue or contested in good faith, or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or contested in good faith, or to the extent that the payment therefor shall not at the time be required to be made in accordance with the provisions of §8.8 hereof;

(c)                                  deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(d)                                 liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by §9.1(d), and those adequately covered by insurance;

(e)                                  liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than one hundred twenty (120) days from the date of creation thereof in respect of obligations not overdue or contested in good faith;

(f)                                    encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and minor defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the reasonable opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries or the marketability of such property, which defects do not individually or in the aggregate have a Material Adverse Effect;

(g)                                 liens existing on the date hereof and listed on Schedule 9.2 hereto;

(h)                                 purchase money security interests in or purchase money mortgages on real or personal property or improvements acquired or constructed after the date hereof to secure purchase money Indebtedness of the type and amount permitted by §9.1(f), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

(i)                                     deposits to secure bids, tenders, contracts, leases, statutory obligations and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business;

(j)                                     liens that are contractual or statutory rights of setoff relating to depository accounts;

(k)                                  liens upon any equipment of the Borrower or any Subsidiary subject to a capital lease, to the extent such capital lease is permitted by Section 9.1 and provided, that such liens (i) secure only the payment of Indebtedness arising under such capital lease and (ii) extend only to such equipment, the contracts related thereto and the proceeds thereof;

(l)                                     extensions and renewals of the foregoing permitted liens; provided, that the aggregate amount of such extended or renewed liens is not increased and such extended or renewed liens are on terms and conditions no more restrictive than the terms and conditions of the liens being extended or renewed;

(m)                               liens in favor of the Agent for the ratable benefit of the Banks; and

(n)                                 such other liens as the Agent may approve in writing, such approval not to be unreasonably withheld;

9. 3.                         Restrictions on Investments.  From and after the first date upon which the Total Leverage Ratio equals 1.0:1.0, the Borrower will not, and will not permit any of its Subsidiaries to, make any Investment except Investments in:

(a)                                  marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

(b)                                 demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

(c)                                  securities commonly known as “commercial paper” issued by (i) any of the Banks or (ii) a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s Investors Services, Inc., and not less than “A 1” if rated by Standard & Poor’s Corporation;

(d)                                 Investments existing on the date hereof and listed on Schedule 9.3 hereto and Investments consisting of the accrual of interest on the Investments listed on Schedule 9.3 hereto;

(e)                                  Permitted Acquisitions;

(f)                                    loans and advances to employees of the Borrower made in the ordinary course of business not to exceed $100,000 in any individual case and $500,000 in the aggregate;

(g)                                 guarantees permitted under Section 9.1; and

(h)                                 such other Investments as the Agent may approve in writing, which approval shall not be unreasonably withheld.

9. 4.                         Distributions.  From and after the first date upon which the Total Leverage Ratio equals 1.0:1.0, the Borrower and its Subsidiaries will not make any Distributions other than (a)  Distributions from any Subsidiary of the Borrower to the Borrower, (b) Distributions from Borrower to Guarantor to permit Guarantor to pay federal, state and local income tax obligations actually due and payable in cash by Guarantor and (c) Distributions from Borrower to Guarantor to pay fees and expenses necessary to maintain Guarantor’s corporate existence and good standing.

9. 5.                         Merger, Consolidation and Disposition of Assets.

9. 5. 1.                                    Mergers and Acquisitions.  From and after the first date upon which the Total Leverage Ratio equals or exceeds 1.0:1.0, the Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (a) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, (b) the merger or consolidation of two or more Subsidiaries of the Borrower, and (c) the acquisition by the Borrower (whether of stock or substantially all of the assets of a business or business division as a going concern or by means of a merger or consolidation) of a greater than 50% interest in any other Person, or less than 50% in any Person provided that the amount of Borrower’s investment in all such Persons does not exceed $5,000,000 in the aggregate, (a “Permitted Acquisition”), provided that (i) such other Person shall operate a business related to that of the Borrower, (ii) no Default or Event of Default shall have occurred and be continuing and none shall exist after giving effect to such Permitted Acquisition, (iii) no Permitted Acquisition shall constitute a so-called hostile acquisition or takeover of such other Person, and (iv) if the Borrower or its Subsidiary shall merge with such other Person, such Borrower or Subsidiary shall be the surviving party of such merger or shall hold a greater than 50% interest in the surviving party.  Borrower shall obtain the Agent’s written consent for any other merger or acquisition, which consent shall not be unreasonably withheld.

9. 5. 2.                                    Disposition of Assets.  Except for dispositions that shall not exceed $15,000,000 in the aggregate, from and after the first date upon which the Total Leverage Ratio equals or exceeds 1.0:1.0, the Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than the (a) disposition of assets in the ordinary course of business, consistent with past practices, (b) dispositions of margin stock (as defined by Regulation U of the Board of Governors of the Federal Reserve System) for fair market value in cash, (c) sale-leasebacks permitted by §9.6, and (d) such other dispositions as the Majority Banks may approve.

9. 6.                         Sale and Leaseback.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred without the written consent of the Agent, unless any Indebtedness arising therefrom is permitted by §9.1 and the proceeds thereof do not exceed $5,000,000 in the aggregate.

9. 7.                         Compliance with Environmental Laws.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate, in the case of any of clauses (a), (b), (c) or (d) of this §9.7, in any manner so as to cause a “release” (as defined in CERCLA or applicable state law), or a violation of Environmental Law, which would reasonably be expected to have a Material Adverse Effect or materially impair the value of the Collateral.

9. 8.                         Employee Benefit Plans.  None of the Guarantor, the Borrower or any of its Subsidiaries will:

(a)                                  engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

(b)                                 permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c)                                  fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Guarantor, the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d)                                 permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

9. 9.                         Bank Accounts.  The Borrower will not, nor will it permit its Subsidiaries to, establish after the date hereof any depository, disbursement accounts other than those with the Agent without the prior written consent of the Agent, which consent shall not be unreasonably withheld.

10.                               FINANCIAL COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:

10. 1.                  Maximum Senior Leverage Ratio.  The Borrower will not permit the ratio of Senior Debt divided by Consolidated EBITDA for any period of four (4) consecutive fiscal quarters to exceed 2.75:1.00 (the “Senior Leverage Ratio”).  For purposes of this §10, “Senior Debt” means all of the Borrower’s and its Subsidiaries indebtedness for borrowed money, plus Capital Leases, minus Subordinated Debt; “Subordinated Debt” means indebtedness for borrowed money and Capital Leases which have been subordinated by written agreement to the Indebtedness owed by Borrower to the Banks hereunder in form and substance reasonably acceptable to the Agent; and “Consolidated EBITDA” means the net income of the Borrower and its Subsidiaries on a consolidated basis (excluding extraordinary gains, extraordinary losses and any income or loss from discontinued operations), plus the aggregate amounts deducted in determining such net income in respect of interest expense, taxes, depreciation and amortization, and any other non-cash charges.

10. 2.                  Maximum Total Leverage Ratio.  The Borrower will not permit the ratio of Total Debt divided by Consolidated EBITDA for any period of four (4) consecutive fiscal quarters to exceed 3.00:1.00 (the “Total Leverage Ratio”).  For purposes of this §10, “Total Debt” means all of the Borrower’s and its Subsidiaries indebtedness for borrowed money and Capital Leases, including Subordinated Debt.

10. 3.                  Maximum Fixed Charge Coverage Ratio.  The Borrower will not permit the ratio of Consolidated EBITDA plus operating lease expense to Fixed Charges for any period of four (4) consecutive fiscal quarters to be less than 1.50:1.00.  For purposes of this §10, “Fixed Charges” includes cash interest expense, plus operating lease expense, plus principal payments on amortizing long-term debt and Capital Leases.  For purposes of this Credit Agreement, “Capital Leases” means leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

10. 4.                  Maximum Capital Expenditures.  From and after the first date upon which the Total Leverage Ratio equals or exceeds 1.0:1.0, the Borrower will not make, or permit any Subsidiary of the Borrower to make, Capital Expenditures in any period of four (4) consecutive fiscal quarters in excess of the aggregate amount of $2,000,000 without the prior written approval of the Agent, which approval will not be unreasonably withheld.  For purposes of this Credit Agreement, “Capital Expenditures” means amounts paid or indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of fixed assets (such as land, buildings, fixtures, machinery and equipment) that would be required to be capitalized and shown on the balance sheet of the Borrower in accordance with GAAP (excluding for purposes of this definition, all capitalized interest expense associated therewith), other than any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

11.                               CLOSING CONDITIONS.

The effectiveness of this Agreement and the obligations of the Banks to make Revolving Credit Loans and to issue Letters of Credit hereunder shall be subject to the satisfaction of the following conditions precedent:

11. 1.                  Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks.  Each Bank shall have received a fully executed copy of each such document other than the Notes payable to another Bank.

11. 2.                  Certified Copies of Organizational Documents.  Each of the Banks shall have received from the Guarantor, the Borrower, and each of the Borrower’s Subsidiaries (a) a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and (ii) its by-laws as in effect on such date and (b) certificates of good standing or authorization to do business from the Secretary of State of its state of incorporation and each state in which such Person does business.

11. 3.                  Corporate Action.  All corporate and each shareholder action necessary for the valid execution, delivery and performance by the Borrower of this Credit Agreement and by the Guarantor of the Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent.

11. 4.                  Incumbency Certificate.  The Agent shall have received from the Guarantor and the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Guarantor or the Borrower, as the case may be, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Guarantor and the Borrower, each of the Loan Documents to which the Guarantor or the Borrower is or is to become a party; (b) in the case of the Borrower, to make Revolving Credit Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11. 5.                  Validity of Liens.  The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first security interest in and lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Agent to protect and preserve such security interests shall have been duly effected, including without limitation, the delivery of stock powers executed in blank with respect to any capital stock pledged to the Agent pursuant to the Stock Pledge Agreements.  The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

11. 6.                  Certificates of Insurance.  The Agent shall have received a certificate of insurance from the Borrower’s insurer(s) or its independent insurance broker dated within thirty (30) days of the Effective Date, identifying insurers, types of insurance and insurance limits as set forth in Schedule 8.7.

11. 7.                  Financial Condition.  The Agent shall have received the financial statements referred to in §7.4 hereof and such supplementary documentation with respect thereto as the Agent may reasonably request, and all such information shall be in form and substance satisfactory to the Agent.  There shall have occurred no Material Adverse Change since, with respect to the Guarantor, the Balance Sheet Date and, with respect to the Borrower and its Subsidiaries, April 30, 2004.

11. 8.                  Solvency Certificate.  The Agent hall have received an officer’s certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries, individually and collectively, both before and after the consummation of the transactions contemplated by the Loan Documents.

11. 9.                  Opinion of Counsel.  The Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from Stoel Rives LLP, counsel to the Guarantor, the Borrower and its Subsidiaries.

11. 10.           Payment of Fees.  The Borrower shall have paid to the Agent the closing and administrative fees described in §2.2 hereof.

12.                               CONDITIONS TO ALL BORROWINGS.

The obligations of the Banks to make any Revolving Credit Loan, and of the Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

12. 1.                  Representations True; No Event of Default.  Each of the representations and warranties of the Borrower contained in this Credit Agreement, the other Loan Documents, or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making or assumption of such Revolving Credit Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not reasonably expected to have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

12. 2.                  No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Revolving Credit Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.

13.                               EVENTS OF DEFAULT; ACCELERATION; ETC.

13. 1.                  Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)                                  the Borrower shall fail to pay any principal of the Revolving Credit Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)                                 the Borrower shall fail to pay any interest on the Revolving Credit Loans, the unused credit fees, syndication fees, any Letter of Credit Fee, the Agent’s administrative fee, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and such failure shall continue for a period of fifteen (15) days;

(c)                                  the Borrower shall fail to comply with any of its covenants contained in §§8.5 through 8.13, 9 or 10 and Borrower shall fail to cure the same within fifteen (15) days;

(d)                                 the Borrower shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for fifteen (15) Business Days after the earlier of (i) written notice of such failure has been given to the Borrower by the Agent or (ii) the date on which the Borrower shall become aware thereof;

(e)                                  any representation or warranty of the Borrower in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)                                    there shall occur a default or event of default (in each case which shall continue beyond the expiration of any applicable grace periods) which permits the acceleration of the maturity of any obligation for borrowed money or credit received or in respect of any Capital Leases of the Borrower, and the aggregate amount of all such obligations, credit and Capital Leases with respect to which a default or an event of default has occurred exceeds $1,000,000.

(g)                                 the Borrower shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or of any substantial part of the assets of the Borrower or shall commence any case or other proceeding relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower and the Borrower shall indicate its approval thereof, consent thereto or acquiescence therein;

(h)                                 a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)                                     there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any final non-appealable judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $1,000,000;

(j)                                     if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Guarantor or Borrower party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k)                                  with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(l)                                     the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days and would reasonably be expected to have a Material Adverse Effect;

(m)                               there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries, if such event or circumstance is not covered by business interruption insurance and would reasonably be expected to have a Material Adverse Effect;

(n)                                 there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect;

(o)                                 the Borrower or any of its Subsidiaries shall be indicted for a federal crime, a punishment for which would reasonably be expected to have a Material Adverse Effect;

(p)                                 the Guarantor shall at any time own directly or indirectly less than one hundred percent (100%) of the shares of capital stock of the Borrower (on a fully diluted basis), as adjusted pursuant to any stock split, stock dividend or recapitalization or reclassification of the capital of the Borrower; or

(q)                                 the Borrower shall at any time own directly or indirectly less than one hundred percent (100%) of the shares of capital stock of WNG Holdings (on a fully diluted basis), as adjusted pursuant to any stock split, stock dividend or recapitalization or reclassification of the capital of WNG Holdings.

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

13. 2.                  Termination of Commitments.  If any one or more of the Events of Default specified in §13.1(g) or §13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  No termination of the credit hereunder shall relieve the Borrower of any of the Obligations.

13. 3.                  Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Revolving Credit Loans pursuant to §13.1, each Bank, if owed any amount with respect to the Revolving Credit Loans or the Reimbursement Obligations, may, with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank.  No remedy herein conferred upon any Bank or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13. 4.                  Distribution of Collateral Proceeds.  In the event that following the occurrence or during the continuance of any Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)                                  First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b)                                 Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that (i) the Agent’s administrative fee payable pursuant to §2.2 hereof shall rank pari passu with all other Obligations and (ii) all distributions shall be made among the Banks pro-rata with respect to each type of Obligation such as interest, principal, fees and expenses, and provided, additionally, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c)                                  Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9a-615(1)(c)(i) of the Utah Uniform Commercial Code; and

(d)                                 Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

14.                               SETOFF.

The Borrower hereby grants to the Banks a continuing lien and security interest and right of setoff as security for all Obligations upon and against all deposits, credits, collateral and property now or hereafter in the possession, custody, safekeeping or control of the Banks or any of their Affiliates or in transit to any of them.  Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank or in transit to it may be applied to or set off by such Bank against the payment of Obligations of the Borrower to such Bank.  ANY AND ALL RIGHTS TO REQUIRE THE BANKS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS PRIOR TO EXERCISING THE RIGHT OF SETOFF ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

15.                               THE AGENT.

15. 1.                  Authorization.  (a)  The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

(b)                                 The relationship between the Agent and each of the Banks is that of an independent contractor.  The use of the term “Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks.  Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

(c)                                  As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a “representative” of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents.  Such actions include the designation of the Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

15. 2.                  Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents.  In so doing, the Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

15. 3.                  No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

15. 4.                  No Representations.

15. 4. 1.                             General.  The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Guarantor, or the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower.  Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

15. 4. 2.                             Closing Documentation, etc.  For purposes of determining compliance with the conditions set forth in §11, each Bank that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Bank, unless an officer of the Agent active upon the Borrower’s account shall have received notice from such Bank prior to the Closing Date specifying such Bank’s objection thereto and such objection shall not have been withdrawn by notice to the Agent to such effect on or prior to the Closing Date.

15. 5.                  Payments.

15. 5. 1.                             Payments to Agent.  A payment by the Borrower or the Guarantor to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank.  The Agent agrees promptly to distribute to each Bank such Bank’s pro-rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

15. 5. 2.                             Distribution by Agent.  If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distributions until its right to make distributions shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

15. 5. 3.                             Delinquent Banks.  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro-rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of §14 with respect to making dispositions and arrangements with the other Banks, where such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its pro-rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Bank”) and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied.  During the continuance of such delinquency, a Delinquent Bank shall not be entitled to vote on any matters relating to or affecting this Credit Agreement or affecting this Credit Agreement or the other Loan Documents, including without limitation, any waivers or amendments hereto or thereto and for purposes of determining which Banks constitute Majority Banks hereunder, the outstanding principal amount of the Notes held by such Delinquent Bank (or in the event that there shall be no outstanding amounts under such Delinquent Bank’s Notes, then such Delinquent Bank’s Commitment Percentage) shall be disregarded.  A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro-rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations.  The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro-rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations.  A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations of the nondelinquent Banks, the Banks’ respective pro-rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

15. 6.                  Holders of Notes.  The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

15. 7.                  Indemnity.  The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §16), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence.

15. 8.                  Agent as Bank.  In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Revolving Credit Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

15. 9.                  Resignation.  The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower.  Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower.  If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than “A” or its equivalent by Standard & Poor’s Rating Group.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

15. 10.  Notification of Defaults and Events of Default.  Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof.  The Agent hereby agrees that upon receipt of any notice under this §15.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

15. 11.  Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral.  The Majority Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

16.                               EXPENSES.

The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than Excluded Taxes) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent’s Special Counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges, and fees and expenses relating to periodic commercial finance examinations and environmental site assessments, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute to enforce or protect its rights arising hereunder or under the Loan Documents, and (f) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches, UCC filings, mortgage recordings or such other filings relating to the Agent’s security interests in the Collateral.  The covenants of this §16 shall survive payment or satisfaction of all other Obligations.

17.                               INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby (other than any liability arising out of the gross negligence or willful misconduct of the Person seeking indemnification) including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of any of the Revolving Credit Loans or Letters of Credit, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower comprised in the Collateral, (c) the Borrower entering into or performing this Credit Agreement or any of the other Loan Documents or (d) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding.  In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel, but may agree to use joint counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower under this §17 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The covenants contained in this §17 shall survive payment or satisfaction in full of all other Obligations.

18.                               SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Revolving Credit Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower hereunder.

19.                               ASSIGNMENT AND PARTICIPATION.

19. 1.                  Conditions to Assignment by Banks.  Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage, Revolving Credit Commitment, and a portion of the Revolving Credit Loans at the time owing to it, the Notes held by it and its participating interest in any Letters of Credit); provided that (a) each of the Agent and the Borrower shall have given their prior written consent to the proposed Eligible Assignee, which consent, in the case of the Borrower, will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations with respect to the Revolving Credit Loans, and the Term Loans under this Credit Agreement, (c) each assignment shall be at least in an amount equal to $5,000,000 (or in an amount equal to such assigning Bank’s interest hereunder, if less than $5,000,000), (d) the assigning Bank shall pay an assignment fee in an amount equal to $3,500 per assignment to the Agent, and (e) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §19.3, be released from its obligations under this Credit Agreement.

19. 2.                  Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a)                                  other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(b)                                 the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c)                                  such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §§7.4 and 8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d)                                 such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

(e)                                  such assignee represents and warrants that it is an Eligible Assignee;

(f)                                    such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g)                                 such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank; and

(h)                                 such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

19. 3.                  Register.  The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice.

19. 4.                  New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank).  Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such in Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes.  The surrendered Notes shall be cancelledand returned to the Borrower.

19. 5.                  Participations.  Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $5,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower, and (c) any such sale or participation shall not affect the obligations of the Agent to the selling Bank nor create any obligations of the Agent to the participant.

19. 6.                  Disclosure.  The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

19. 7.                  Assignee or Participant Affiliated with the Borrower.  If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §§13.1 or 13.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank’s interest in any of the Revolving Credit Loans.  If any Bank sells a participating interest in any of the Revolving Credit Loans or Reimbursement Obligations to a participant, and such participant is an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation.  A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §§13.1 or 13.2 to the extent that such participation is beneficially owned by any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Revolving Credit Loans to the extent of such participation.

19. 8.                  Miscellaneous Assignment Provisions.  Any assigning Bank shall retain its rights to be indemnified pursuant to §§16 and 17 with respect to any expenses, claims or actions arising prior to the date of such assignment.  If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholdings of any United States federal income taxes.  If KeyBank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a “Reference Bank” for purposes of determining the LIBOR Rate hereunder.  Anything contained in this §19 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to (a) any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or (b) to a lender or such bank (or trustee therefor) in connection with a bona fide financing transaction.  No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Borrower or the Agent hereunder.

19. 9.                  Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

20.                               NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)                                  if to the Borrower, at 2002 South 5070 West, Salt Lake City, Utah  84104-4726, Attention:  Chief Financial Officer; in each case with a copy to Stoel Rives LLP, 201 South Main Street, Suite 1100, Salt Lake City, Utah 84111, Attention:  Reed W. Topham, Esq., or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b)                                 if to the Agent, at 50 South Main Street, Suite 2007, Salt Lake City, Utah  84144, Attention: David C. Sagers, Vice President; in each case with a copy to Van Cott, Bagley, Cornwall & McCarthy, P.C., 50 South Main Street, Suite 1600, Salt Lake City, Utah 84144, Attention:  Tacy A. Hartman, Esq., or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

(c)                                  if to any Bank, at such Bank’s address set forth on Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the time of confirmation of receipt of such facsimile as recorded by the facsimile machine sending the same and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

21.                               GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF UTAH AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF UTAH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF UTAH OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §20.  THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

22.                               HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

23.                               COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

24.                               ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §26.

25.                               WAIVER OF JURY TRIAL.

The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations.  Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

26.                               CONSENTS, AMENDMENTS, WAIVERS, ETC.

Any consent or approval required or permitted by this Credit Agreement to be given by all of the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks.  Notwithstanding the foregoing, the rate of interest on the Notes (other than interest accruing pursuant to §5.9.2 following the effective date of any waiver by the Majority Banks of the Event of Default relating thereto), the term of the Notes, the amount of the Revolving Credit Commitments of the Banks, and the amount and timing of fees payable for the account of the Banks hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the definition of Majority Banks may not be amended without the written consent of all of the Banks; and the amount of the Agent’s administrative fee or any Letter of Credit fees payable for the Agent’s account and §15 may not be amended without the written consent of the Agent.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

27.                               SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

28.                               TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

28. 1.                  Sharing of Information with Section 20 Subsidiary.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries, in connection with this Credit Agreement or otherwise, by a Section 20 Subsidiary.  If the Borrower engages any such Section 20 Subsidiary, the Borrower, for itself and each of its Subsidiaries, hereby authorizes (a) such Section 20 Subsidiary to share with the Agent and each Bank any information delivered to such Section 20 Subsidiary by the Borrower or any of its Subsidiaries, and (b) the Agent and each Bank to share with such Section 20 Subsidiary any information delivered to the Agent or such Bank by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement, or in connection with the decision of such Bank to enter into this Credit Agreement; it being understood, in each case, that any such Section 20 Subsidiary receiving such information shall be bound by the confidentiality provisions of this Credit Agreement.  Such authorization shall survive the payment and satisfaction in full of all of the Obligations.

28. 2.                  Confidentiality.  Each of the Banks and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Credit Agreement, the Loan Documents, or otherwise, that is identified by such Person as being confidential at the time the same is delivered to the Banks or the Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §28, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Banks or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank or the Agent, or to auditors or accountants, (e) to the Agent, any Bank or any Section 20 Subsidiary (to the extent permitted under §28.1), (f) in connection with any litigation to which any one or more of the Banks, the Agent or any Section 20 Subsidiary is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Subsidiary or affiliate of such Bank to the extent permitted and as provided under §28.1, or (h) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of §19.6.

28. 3.                  Prior Notification.  Unless specifically prohibited by applicable law or court order, each of the Banks and the Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.

28. 4.                  Other.  In no event shall any Bank or the Agent be obligated or required to return any materials furnished to it or any Section 20 Subsidiary by the Borrower or any of its Subsidiaries.  The obligations of each Bank under this §27 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Revolving Credit Loans or Reimbursement Obligations from any Bank.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

THE BORROWER:	WEIDER NUTRITION GROUP, INC., a Utah
corporation

By:
Joseph Baty
	Its:	Chief Financial Officer

THE AGENT:	KEYBANK NATIONAL ASSOCIATION, as
Agent

By:
David C. Sagers
	Its:	Vice President

THE BANKS:	KEYBANK NATIONAL ASSOCIATION,
individually

By:
David C. Sagers
	Its:	Vice President

SCHEDULE 1

Banks		Commitment Percentage	Revolving Credit Commitment

KeyBank National Association		100.00%	$25,000,000.00
	50 South Main Street
	Suite 2007
	P.O. Box 30815
	Salt Lake City, Utah 84144
	Tel: 801-535-1107
	Fax: 801-535-1120
Attn:	David C. Sagers
	Vice President